Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-214355

Prospectus Supplement No. 1
to Prospectus dated November 21, 2016

CENTENNIAL RESOURCE DEVELOPMENT, INC.

16,666,643 Shares of Class A Common Stock Issuable upon Exercise of Outstanding Public Warrants 121,005,000 Shares of Class A Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated November 21, 2016 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-214355). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on November 25, 2016, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

The Class A Common Stock and Public Warrants are quoted on The NASDAQ Capital Market under the symbols “CDEV” and “CDEVW,” respectively. On November 23, 2016, the closing prices of our Class A Common Stock and Public Warrants were $15.25 and $4.99, respectively.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” ON PAGE 8 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 25, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 18, 2016

Centennial Resource Development, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37697	47- 5381253
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

1401 Seventeenth Street, Suite 1000
Denver, Colorado 80202
(Address of principal executive offices, including zip code)

(720) 441-5515
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountant.

On November 18, 2016, the Audit Committee of the Board of Directors of Centennial Resource Development, Inc. (the “Company”) approved a change in accountants by making the determination to dismiss WithumSmith+Brown, PC (“Withum”) as the Company’s principal accountant and to engage KPMG LLP (“KPMG”) as the Company’s principal accountant, effective immediately. KPMG previously audited the financial statements of Centennial Resource Production, LLC, in which the Company acquired an approximate 89% membership interest on October 11, 2016, as of and for the three-year period ended December 31, 2015.  Prior to the appointment of KPMG, the Company had not consulted with KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Company’s financial statements or any other matter or reportable event listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

During the period from November 4, 2015 (date of inception) to December 31, 2015, and subsequently during the period from December 31, 2015 through November 18, 2016, the date of Withum’s dismissal, there were no disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, had it not been resolved to the satisfaction of Withum, would have caused Withum to make reference thereto in its reports on the financial statements for such periods. During the same periods, there have been no “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Withum’s audit report on the financial statements of the Company for the period from November 4, 2015 (date of inception) to December 31, 2015 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

The Company provided Withum with a copy of this Current Report on Form 8-K and requested that Withum furnish it with a letter addressed to the Securities and Exchange Commission stating whether Withum agrees with the above statements. A copy of such letter, dated November 25, 2016, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description
16.1	Letter from WithumSmith+Brown, PC to the Securities and Exchange Commission, dated November 25, 2016.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

Date: November 25, 2016
	By:	/s/ George S. Glyphis
	Name:	George S. Glyphis
	Title:	Chief Financial Officer, Treasurer and Assistant
Secretary

3

EXHIBIT INDEX

Exhibit No.	Description
16.1	Letter from WithumSmith+Brown, PC to the Securities and Exchange Commission, dated November 25, 2016.

4

Exhibit 16.1

November 25, 2016

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Centennial Resource Development, Inc.’s statements included under Item 4.01 of its Form 8-K dated November 18, 2016, and are in agreement with the statements contained therein concerning our Firm in response to Item 304(a) of Regulation S-K.

Very truly yours,

/s/ WithumSmith+Brown, PC
WithumSmith+Brown, PC